Exhibit 99.1

CAUTIONARY STATEMENTS

(Pursuant to Safe Harbor under the Private Securities
Litigation Reform Act of 1995)

The Private Securities Litigation Reform Act of 1995 (as used in this Exhibit 99.1, the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company desires to take advantage of the “safe harbor” provisions of the Act. Certain information, particularly information regarding future economic performance, finances and management’s plans and objectives, contained or incorporated by reference in this annual report on Form 10-K is forward-looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appear together with such statement. The following factors, in addition to those set forth in the Form 10-K and other possible factors not listed, could also affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Dependence on Vendors and Product Supply

The Company’s future success is highly dependent on its relationships with vendors. Sales of products from the Company’s 10 largest vendors accounted for approximately 85% of net sales for fiscal 2002. From time to time, the Company experiences shortages in availability of some products from vendors. The Company’s business is largely dependent upon the terms provided by its vendors. The Company’s vendor agreements generally contain provisions for periodic renewals and for termination by the vendor without cause and typically upon short notice. Some of the Company’s vendor agreements require minimum purchase amounts or the maintenance of a representative assortment of the vendor’s full line of products. Such contract provisions could increase the Company’s working capital requirements.

As is typical in its industry, the Company receives volume discounts and certain credits for market development from most of its vendors. Any change in the availability of these discounts or credits or the failure of the Company to obtain vendor financing on satisfactory terms and conditions could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Although the Company believes its vendor relationships are good, there can be no assurance that the Company’s vendor relationships will continue as currently in effect. The loss or deterioration of the Company’s relationship with a major vendor, the authorization by vendors of additional wholesale distributors, a change in their strategy (such as increasing direct sales), the merging of significant manufacturers or change of control of a major vendor, the deterioration of a major vendor’s financial condition, or the failure by the Company to establish good relationships with major new vendors could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Competition

The markets in which the Company operates are highly competitive. Competition is based primarily on factors such as price, product availability, speed and accuracy of delivery, effectiveness of sales and marketing programs, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines and services, and availability of technical and product information. Certain of the Company’s current and potential competitors have significantly greater financial, technical, marketing, and other resources than the Company and may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Additional competition could result in price reductions, reduced margins, and loss of market share by the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that future competitive pressures will not materially and adversely affect its business, financial condition, and results of operations.

Quarterly Fluctuations in Net Sales and Operating Results

Net sales and operating results may fluctuate quarterly as a result of fluctuations in demand for the Company’s products and services, the introduction of new hardware and software technologies, the introduction of new services by the Company and its competitors, changes in manufacturers’ prices or price protection policies, changes in freight rates, disruption of warehousing or shipping channels, changes in the level of operating expenses, the timing of major marketing or other service projects, product supply shortages, inventory adjustments, changes in product mix, entry into new product markets, difficulty in maintaining margins, and general competitive and economic conditions. In addition, a substantial portion of the Company’s net sales in each quarter results from orders booked in that quarter. Accordingly, the Company believes that period-to- period comparisons of its operating results should not be relied upon as an indication of future performance.

Risks Associated with Inventory Management

The Company’s business, like that of other wholesale distributors, is subject to the risk that the value of its inventory will be adversely affected by price reductions by manufacturers or by technological changes affecting the usefulness or desirability of its products inventory. Under the terms of most of the Company’s agreements and the policy of most manufacturers of specialty technology products, the Company has some price protection and stock rotation opportunities with respect to slow moving or obsolete inventory items. There can be no assurance, however, that, in every instance, the Company will be able to comply with all necessary conditions or manage successfully such price protection or stock rotation opportunities, if available. Also, these industry practices are sometimes not included in written agreements and do not protect the Company in all cases from declines in inventory value, excess inventory, or product obsolescence. There can be no assurance that manufacturers will continue such practices or that the Company will be able to manage successfully its existing and future inventories. Significant declines in inventory value in excess of established inventory reserves or dramatic changes in prevailing technology could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Managing Growth; Risk of Entering New Markets

The growth of the Company’s business has required it to make additions in personnel and has increased its working capital requirements. Such growth has resulted in new and increased responsibilities for management and has placed a strain upon the Company’s management, operating, financial, and technical resources. The Company may also in the future require additional equity or debt financing to support its increased working capital needs in connection with any expansion of its business. Such financing may not be available on terms that are favorable to the Company, if at all. Also crucial to the Company’s success will be its ability to achieve additional economies of scale in order to sustain its operating margins. There can be no assurance that the Company will be able to attract or retain competent personnel and improve its operational status, obtain adequate working capital or achieve the needed economies of scale. The failure to do so could have a material adverse effect on the Company’s business, financial condition, and results of operations.

The Company’s growth strategy continues to anticipate the entry into new product markets. Expansion of the Company’s existing product markets or entry into new product markets could divert the use of the Company’s resources and systems, require additional resources that might not be available, result in new or more intense competition, require longer implementation times or greater start-up expenditures than anticipated, or otherwise fail to achieve the desired results in a timely fashion, if at all. The Company’s ability to manage successfully its growth will require continued enhancement of its operational, management and financial resources and controls. The Company’s failure to manage effectively its growth could have a material adverse effect on the Company’s business, financial condition and results of operations.

Acquisitions

The Company has in the past pursued, and may pursue in the future, from time to time, strategic or opportunistic acquisitions of companies that either complement or expand its existing business. As a result, the Company may evaluate potential acquisition opportunities, which may be material in size and scope. Acquisitions involve a number of risks and uncertainties, including expansion into new geographic markets and business areas, the requirement to understand local business practices, the diversion of management’s attention to the assimilation of the operations and personnel of the acquired companies, the possible requirement to upgrade the acquired companies’ management information systems to the Company’s standards, the logistical difficulties inherent in expanding into new geographic markets and business areas, potential adverse short-term effects on the Company’s operating results and the amortization or impairment of any acquired intangible assets.

Dependence on Centralized Functions

The Company currently distributes products in North America from a single warehouse located in Memphis, Tennessee (with corresponding arrangements for its Latin American and European markets) and manages most of its operations through a single information system based in Greenville, South Carolina. Repair, replacement, or relocation of such centralized functions could be costly or untimely. Although the Company has business interruption insurance, an uninsurable loss from electrical or telephone failure, fire or other casualty, or other disruption could have a material adverse effect on the Company’s business, financial condition, and results of operations. The Company’s use of single warehouses to serve North America, Latin America, and Europe also makes the Company more vulnerable to dramatic changes in freight rates than a competitor with multiple, geographically dispersed warehouse sites. Losses in excess of insurance coverage, an uninsurable loss, or changes in freight rates could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Dependence on Information Systems

The Company is highly dependent upon a variety of internal computer and telecommunication systems to operate its business. There can be no assurance that the Company’s information systems will not fail or experience disruptions, that it will be able to attract and retain qualified personnel necessary for the operation of such systems, that it will be able to expand and improve its information systems, that it will be able to convert to new systems efficiently, that it will be able to integrate new programs effectively with its existing programs, or that the information systems of acquired companies will be sufficient to meet the Company’s standards or can be successfully converted into an acceptable information system on a timely and cost-effective basis. Any of such problems could have an adverse effect on the Company’s business.

Dependence on Senior Management

The success of the Company is largely dependent on the skills, experience and efforts of its senior management, particularly Steven H. Owings, Chairman, and Michael L. Baur, Chief Executive Officer and President. The Company has obtained a “key person” insurance policy on the life of Mr. Baur in the amount of $1.0 million. The loss of services of either of these individuals could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Dependence on Third-Party Shippers

The Company presently ships the majority of its products from Memphis, Tennessee by FedEx, United Parcel Service and certain other shipping companies. The Company also receives the majority of its products by commercial carriers and FedEx and United Parcel Service. Changes in shipping terms, or the inability of these third-party shippers to perform effectively (whether as a result of mechanical failure, casualty loss, labor stoppage, other disruption, or any other reason), could have a material adverse effect on the Company’s business, financial condition, and results of operations. There can be no assurance that the Company can maintain favorable shipping terms or replace such shipping services on a timely or cost-effective basis.

Risks Associated with Extensions of Credit

As a marketing enhancement, the Company offers unsecured and secured credit terms for qualified resellers. Historically, the Company has not experienced losses from write-offs materially in excess of established reserves. While the Company evaluates resellers’ qualifications for credit and monitors its extensions of credit, defaults by resellers in timely repayment of these extensions of credit could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Exposure to Foreign Market Regulation; Foreign Currency Exchange Risks

The Company’s international operations are subject to a variety of risks such as the imposition of governmental controls, currency devaluations, export license requirements, restrictions on the export of certain technology, political instability, trade restrictions, tariff changes, difficulties in staffing and managing international operations, changes in the interpretation and enforcement of laws (in particular related to items such as duty and taxation), difficulties in collecting accounts receivable, longer collection periods and the impact of local economic conditions and practices. As the Company continues to expand its international business, its success will be dependent, in part, on its ability to anticipate and effectively manage these and other risks. There can be no assurance that these and other factors will not have a material adverse effect on the Company’s business, financial condition, and results of operations.

Because the Company conducts business in countries outside of the United States, it is exposed to fluctuations in foreign currency exchange rates. Exchange rate fluctuations may cause our international revenues to fluctuate significantly when reflected in U.S. dollar terms.

Possible Volatility of Stock Price

The market price of the Company’s common stock may be subject to wide fluctuations in response to quarterly variations in operating results, general market movements, and other events or factors. In addition, in recent years the stock markets in general, and technology-related stocks in particular, have experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Company’s common stock.

Forecasts

The forecasts of volume and timing of orders are based on many factors and subjective judgments, and the Company cannot assure that the forecasts are accurate. The Company makes many management decisions on the basis of its forecasts, including the hiring and training of personnel, which represents a significant portion of our overall expenses. Thus, the failure to generate revenue according to expectations could have a material adverse effect on the results of the operations of the Company.